Exhibit 99.1

Contact:        Randall J. Larson, President/CFO
Frederick W. Boutin, Senior Vice President/Treasurer
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES SALE OF 349,800  COMMON UNITS
PURSUANT TO EXERCISE OF OVER-ALLOTMENT OPTION

Wednesday, June 20, 2007	For Immediate Release

DENVER, Co. — (BUSINESS WIRE) —TransMontaigne Partners L.P. (NYSE: TLP) announced today that the underwriters of its recent equity offering have exercised a portion of their over-allotment option.   Pursuant to the over-allotment option, the underwriters have elected to purchase an additional 349,800 common units representing limited partnership interests at a price of $36.80 per common unit.  This sale is part of our equity offering that was priced on May 17, 2007.   The total net proceeds from the offering are approximately $179.7 million (after deducting underwriting discounts and commissions and estimated expenses), including the net proceeds from the sale of the over-allotment units.

Morgan Stanley & Co., Incorporated and UBS Investment Bank acted as joint book-running managers for the offering.  The other underwriters participating in the offering were Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc. and Stifel, Nicolaus & Company, Incorporated.

A shelf registration statement relating to the securities sold in the offering was previously filed with the Securities and Exchange Commission and declared effective on May 10, 2007.  The offering of these securities was made only by means of a prospectus supplement and accompanying base prospectus.  Copies of the prospectus supplement and related base prospectus can be obtained from any of the underwriters, including:  Morgan Stanley & Co. Incorporated, Attention:  Prospectus Department, 180 Varick Street, New York, NY 10014, or by email:  prospectus@morganstanley.com; or UBS Securities LLC, Attention:  Prospectus Department, 299 Park Avenue, New York, New 10171, or by telephone at (212) 821-3000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado, with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Midwest.  We provide integrated terminaling, storage, transportation and related services for companies engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.